Exhibit 99.1

           Leiner Health Products Reports Second Quarter 2007 Results

 - Sales Increase 17.2% from Q2 Fiscal 2006; Net Income Rises to $6.1 Million -


     CARSON, Calif.--(BUSINESS WIRE)--Nov. 13, 2006--Leiner Health Products Inc. today announced its financial results for the second quarter ended September 30, 2006.

     Net sales for the quarter were $198.0 million compared to $168.9 million for the same period in fiscal 2006, a 17.2% increase. Net US sales increased $29.9 million or 19.4% in the second quarter of 2007 compared to the same period in 2006, while net Canadian sales decreased by $.9 million or 6.3% in the same periods. The net US sales increase resulted primarily from improved consumer demand from our enhanced product mix, including higher sales of multivitamins, heart health and PFI acquired products. Additionally, the second quarter of fiscal year 2007 included an additional week versus the same quarter in the prior year.

     Leiner reported net income of $6.1 million for the quarter, compared to net loss of $1.4 million for the same period in fiscal 2006. Gross margin improved in the second quarter of fiscal 2007 to 25.8% versus 17.5% in the second quarter of fiscal 2006 primarily due to favorable product mix and better fixed cost absorption from better plant throughput. Gross margin in fiscal 2006 was negatively impacted by lower production in the plants and higher raw material costs.

     For the first six months of fiscal 2007, net sales totaled $361.9 million compared to $314.5 million in the first half of fiscal 2006, a 15.1% increase. Net sales in the six months of fiscal year 2007 included an additional week versus the same period in the prior year. In addition, fiscal 2006 sales were impacted by the establishment of reserves related to certain branded products and a reduction of sales due to inventory reductions by the company's biggest customers. For the first six months of fiscal 2007, Leiner recognized net income of $8.1 million, compared to a net loss of $5.6 million in the first half of fiscal 2006.

     Credit Agreement EBITDA for the quarter was $26.1 million, compared to $22.2 million for the same period in fiscal 2006. For the first six months of fiscal 2007, Credit Agreement EBITDA was $44.2 million, compared to $31.4 million during the first half of fiscal 2006.

     As previously announced, the Company's financial covenants were amended through unanimous approval by its secured lenders, effective September 23, 2005 (Credit Agreement Amendment). Leiner was in compliance with these financial covenants as of September 30, 2006.

     Robert Kaminski, Chief Executive Officer, commented, "The company's investment in product rotation and enhanced product mix is paying off as consumers increasingly choose Leiner supplied store brands to satisfy their self care needs."

     Conference Call Information

     Leiner will conduct a conference call on Tuesday, November 14, 2006 at 11:00 a.m. Eastern Time to discuss second quarter results. The public is invited to attend. The dial-in number for the call is 706-634-0167. The call is also being webcast and can be accessed through the "Investor Information" section of the company's website, www.leiner.com. For those who cannot listen to the live broadcast, a telephone replay of the call will be available from November 14, at 2:00 p.m. Eastern Time through November 21, 2006, and can be accessed by dialing 706-645-9291, conference ID #9521370. An archived webcast will also be available on Leiner's website.

     Additional information regarding Leiner's fiscal 2007 will be contained in the company's Quarterly Report on Form 10-Q, which will be posted on the company's website, www.leiner.com, by 5:00 p.m. PT, November 14, 2006. Alternatively, the Quarterly Report on Form 10-Q will also be available through the SEC's website, www.sec.gov.

     Use of Non-GAAP Financial Measures

     In our earnings release and conference call we may use or discuss non-GAAP financial measures as defined by SEC Regulation G. We use Credit Agreement EBITDA to measure our performance. Credit Agreement EBITDA is a non-GAAP measure that should not be considered as an alternative to income from operations or net income (loss) as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA is the basis for the calculation of significant financial covenants in the Company's credit facility which requires Leiner to meet specified Consolidated Indebtedness to Credit Agreement EBITDA Leverage Ratio and a Credit Agreement EBITDA to Consolidated Interest Expense Ratio as such terms are defined. Management believes that availability of Credit Agreement EBITDA will assist investors in evaluating Leiner's financial performance and our performance relative to credit agreement covenants. See the "Calculation of Credit Agreement EBITDA" on page six for a reconciliation of Credit Agreement EBITDA to net income (loss) computed under U.S. generally accepted accounting principles (GAAP).

     About Leiner Health

     Founded in 1973, Leiner Health Products, headquartered in Carson, Calif., is America's leading manufacturer of store brand vitamins, minerals, and nutritional supplements and its second largest supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market, as measured by retail sales. Leiner provides nearly 50 FDMC retailers with over 3,000 products to help its customers create and market high quality store brands at low prices. It also is the largest supplier of vitamins, minerals and nutritional supplements to the US military. Leiner markets its own brand of vitamins under YourLife(R) and sells over-the-counter pharmaceuticals under the Pharmacist's Formula(R) name. Last year, Leiner distributed over 28 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

     Forward-looking Statement

     This press release contains "forward-looking statements" that are subject to risks and uncertainties. These statements often include words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or similar expressions. These statements are only predictions. In addition to risks and uncertainties noted in this press release, there are risks and uncertainties that could cause the company's actual operating results to differ materially from those anticipated by some of the statements made. Such risks and uncertainties include: (i) slow or negative growth in the vitamin, mineral, supplement or over-the-counter pharmaceutical industry; (ii) adverse publicity regarding the consumption of vitamins, minerals, supplements or over-the-counter pharmaceuticals; (iii) increased competition; (iv) increased costs; (v) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (vi) changes in general worldwide economic and political conditions in the markets in which the company may compete from time to time;
(vii) the inability of the company to gain and/or hold market share of its customers; (viii) exposure to and expenses of defending and resolving product liability claims and other litigation; (ix) the ability of the company to successfully implement its business strategy; (x) the inability of the company to manage its operations efficiently; (xi) consumer acceptance of the company's products; (xii) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators; (xiii) the mix of the company's products and the profit margins thereon; and (xiv) the availability and pricing of raw materials. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                           Leiner Health Products Inc.
                      Consolidated Statement of Operations
                                 (in thousands)

                   Three months ended           Six months ended
               --------------------------- ---------------------------
               September 24, September 30, September 24, September 30,
                   2005          2006          2005          2006
               ------------- ------------- ------------- -------------

Net sales      $    168,935  $    197,966  $    314,522  $    361,876
Cost of sales       139,438       146,976       262,722       270,958
               ------------- ------------- ------------- -------------

Gross profit         29,497        50,990        51,800        90,918
Marketing,
 selling and
 distribution
 expenses            14,251        17,294        28,035        32,488
General and
 administrative
 expenses             8,276        10,796        16,257        20,460
Research and
 development
 expenses             1,354         1,096         2,445         2,177
Amortization of
 other
 intangibles             10           300            20           582
Other operating
 expense
 (income)               (36)        1,179           605         1,112
               ------------- ------------- ------------- -------------

Operating
 income               5,642        20,325         4,438        34,099
Interest
 expense, net         8,911        10,110        17,540        20,155
               ------------- ------------- ------------- -------------

Income (loss)
 before income
 taxes               (3,269)       10,215       (13,102)       13,944
Provision for
 (benefit from)
 income taxes        (1,836)        4,149        (7,474)        5,891
               ------------- ------------- ------------- -------------

Net income
 (loss)        $     (1,433) $      6,066  $     (5,628) $      8,053



                           Leiner Health Products Inc.
                           Consolidated Balance Sheets
                    (dollars in thousands, except share data)

ASSETS                                      March 25,    September 30,
                                               2006          2006
                                           ------------- -------------
                                                           Unaudited
Current assets:
 Cash and cash equivalents                 $      7,731  $     13,431
 Accounts receivable, net of allowances of
  $3,545 and $3,041 March 25, 2006 and
  September 30, 2006, respectively               73,211        66,788
 Inventories                                    165,714       167,182
 Prepaid expenses and other current assets       16,540        15,711
                                           ------------- -------------

  Total current assets                          263,196       263,112
Property, plant and equipment, net               72,618        74,246
Goodwill                                         58,245        58,391
Other noncurrent assets                          22,039        21,645
                                           ------------- -------------

  Total assets                             $    416,098  $    417,394
                                           ============= =============

LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
 Accounts payable                          $     77,648  $     76,832
 Accrued compensation and benefits                9,994        10,127
 Customer allowances payable                     10,522        12,796
 Accrued interest                                10,436         5,587
 Other accrued expenses                          14,418        16,717
 Current portion of long-term debt                5,498         4,884
                                           ------------- -------------

  Total current liabilities                     128,516       126,943
Long-term debt                                  397,119       390,688
Other noncurrent liabilities                      5,545         5,668
                                           ------------- -------------

  Total liabilities                             531,180       523,299
Commitments and contingencies
Shareholder's deficit:
 Common stock, $0.01 par value; 3,000,000
  shares authorized,
   1,000 issued and outstanding at March
    25, 2006 and September 30, 2006                   -             -
 Capital in excess of par value                  13,489        13,459
 Accumulated deficit                           (130,125)     (122,072)
 Accumulated other comprehensive income           1,554         2,708
                                           ------------- -------------

  Total shareholder's deficit                  (115,082)     (105,905)
                                           ------------- -------------

  Total liabilities and shareholder's
   deficit                                 $    416,098  $    417,394
                                           ============= =============


    Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures (Unaudited)

    The following table reconciles Credit Agreement EBITDA, the non-GAAP financial measure, used in this release, to the comparable GAAP measure for the respective periods:


                           Leiner Health Products Inc.
                     Calculation of Credit Agreement EBITDA
                                 (in thousands)

                   Three months ended           Six months ended
               --------------------------- ---------------------------

               September 24, September 30, September 24, September 30,
                   2005          2006          2005          2006
               ------------- ------------- ------------- -------------

Net income
 (loss)        $     (1,433) $      6,066  $     (5,628) $      8,053
Provision for
 (benefit
 from) income
 taxes               (1,836)        4,149        (7,474)        5,891
Interest
 expense, net         8,911        10,110        17,540        20,155
Depreciation
 and
 amortization         3,901         4,457         7,956         8,775
Asset write-
 down (1)                 -             -         5,659             -
Non-cash stock
 compensation
 expense                  5             5            10            12
Expenses
 related to
 permitted
 acquisition            301             -           323             -
Expenses
 related to
 joint care
 and other
 products (2)        12,400             -        12,400             -
Management
 fees (3)               (68)        1,344           604         1,354
               ------------- ------------- ------------- -------------

Credit
 Agreement
 EBITDA (4)    $     22,181  $     26,131  $     31,390  $     44,240



(1) Represents the establishment of a reserve for anticipated customer returns and the reduction of the carrying value of inventory related to certain branded products in the first quarter of fiscal 2006. This charge resulted in a reduction to gross profit in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows at September 24, 2005.
(2) Represents add back of expense incurred in connection with the joint care customer in-stock investments, inventory reduction impact and other expenses stipulated in the Amendment. These expenses resulted in a reduction to gross profit in the condensed consolidated statement of operations for the three and six month periods ended September 24, 2005.
(3) Management fees are included in other operating expenses in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows.
(4) Credit Agreement EBITDA is calculated in accordance with the definitions contained in our Amendment described under "Credit Agreement EBITDA."


    CONTACT: Leiner Health Products Inc.
             Kevin McDonnell, 310-952-1357
             Chief Financial Officer
             or
             Lippert/Heilshorn & Assoc.
             Jody Burfening / Harriet Fried, 212-838-3777